SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934



       Date of Report (Date of earliest event reported): July 12, 1996


                       COEUR D'ALENE MINES CORPORATION
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            (Exact name of Registrant as specified in its charter)


         Idaho                      1-8641             82-0109423
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(State or other jurisdiction      (Commission        (IRS Employer
      of incorporation)           File Number)       Identification
                                                       Number)

           400 Coeur d'Alene Mines Bldg.
           505 Front Avenue
           Coeur d'Alene, Idaho                         83814
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       (Address of principal executive offices)      (zip code)


      Registrant's telephone number, including area code: (208) 667-3511
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                                Not Applicable
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         (Former name or former address, if changed since last report)

Item 4.  Other Events

     Because of increased expenditures related to remediation of the ground movement which impacts the tailings impoundment at its Golden Cross mine, the Registrant announced that its second quarter results will include a non-recurring asset write-down of approximately $53 million. The write-down includes accrual of remediation costs. The Registrant believes that this matter results from the failure of the previous owner of the property to make required disclosures to Registrant when Registrant purchased the Golden Cross Mine from it in 1993 and Registrant is, therefore, asserting claims against the previous owner.

     The ground movement at the New Zealand mine is centralized 60 meters beneath a slope upon which the mine's tailings facility is located. Since the first quarter of this year, Registrant has been constructing a 1,500 meter-long drainage tunnel to relieve underground watertable pressure thought to be causing the movement, as well as performing other dewatering and slope stabilization work. Initially it was believed that remediation costs would be about $4 million. Recently, revised estimates of the costs of necessary remedial measures, however, have raised that expected expenditure to clearly a substantially higher amount. As a consequence, the Registrant now believes that it should write-down the entire carrying value of its 80 percent interest in that property.

     Registrant purchased its interest in Golden Cross in April 1993. Subsequent to learning of the ground movement, and after determining the needed remedial measures, Registrant advised the seller that it believes it is responsible for the consequences of remedying the problem because of its failure to disclose to Registrant the true nature of the ground movement risks before Registrant's acquisition of an 80 percent interest in the Golden Cross property.

     An engineering evaluation is underway to determine the full extent and cost of the remedial measures required to stabilize the land movement on site. This may have an adverse impact on the mine operations. It had been anticipated that Golden Cross would yield to Registrant approximately 77,000 ounces of gold and 251,000 ounces of silver in 1996. The mine continues to operate at the highest environmental standards.

     The write-down of $53 million reduces the Registrant's total assets by only 9 percent. In addition, after the write-down, stockholders' equity will be approximately $350 million and the Company's long-term debt-to-equity ratio
 .59 to 1.


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



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Dated: July 11, 1996                     By: /s/JAMES A. SABALA
                                             -------------------------
                                             James A. Sabala
                                             Senior Vice President and
                                              Chief Financial Officer


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